Exhibit 5.1

[SMITH, GAMBRELL & RUSSELL, LLP LETTERHEAD]

August 6, 2013

Board of Directors

Standard Pacific Corp.

15360 Barranca Parkway

Irvine, California 92618

Re:	Registration Statement in Form S-3 – 6 1/4% Senior Note – Guarantees of Florida Affiliates

Ladies and Gentlemen:

We have acted as Florida counsel to Standard Pacific Corp., a Delaware corporation (the “Company”), and its affiliated Florida partnerships, Standard Pacific of South Florida, a Florida general partnership (“SPSF”), and Standard Pacific of Tampa, a Florida general partnership (“SPT”) (SPSF and SPT collectively herein referred to as the “Guarantors” and each individually sometimes called a “Guarantor”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, relating to the Company’s issuance and sale of $300,000,000 principal amount of its 6 1/4% Senior Notes due 2021 (the “Securities”). The Securities are being issued under an indenture dated as of April 1, 1999 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company N.A. (as successor in interest to J.P. Morgan Trust Company N.A. and The First National Bank of Chicago), as trustee, as amended and supplemented by a First Supplemental Indenture dated as of April 13, 1999, a Second Supplemental Indenture dated as of September 5, 2000, a Third Supplemental Indenture dated as of December 28, 2001, a Fourth Supplemental Indenture dated as of March 4, 2003, a Fifth Supplemental Indenture dated as of May 12, 2003, a Sixth Supplemental Indenture dated as of September 23, 2003, a Seventh Supplemental Indenture dated as of March 11, 2004, an Eighth Supplemental Indenture dated as of March 11, 2004, a Ninth Supplemental Indenture dated as of August 1, 2005, a Tenth Supplemental Indenture dated as of August 1, 2005, an Eleventh Supplemental Indenture dated as of February 22, 2006, a Twelfth Supplemental Indenture dated as of May 5, 2006, a Thirteenth Supplemental Indenture dated as of October 8, 2009, and a Fourteenth Supplemental Indenture dated as of May 3, 2010, a Fifteenth Supplemental Indenture dated as of December 22, 2010, a Sixteenth Supplemental Indenture dated as of December 22, 2010, a Seventeenth Supplemental Indenture dated as of December 22, 2010, an Eighteenth Supplemental Indenture dated as of August 6, 2012, a Nineteenth Supplemental Indenture dated as of August 6, 2012 (the First through the Nineteenth Supplemental Indentures, collectively, the “Prior Supplements”), and a Twentieth Supplemental Indenture to be dated as of August 6, 2013 (the “Twentieth Supplemental Indenture” and, together with the Base Indenture and the Prior

Board of Directors

Standard Pacific Corp.

Supplements, the “Indenture”), among the Company, the Guarantors, and The Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”).

In connection with rendering the opinions set forth herein, we have reviewed the following documents:

A.	the Indenture;

B.	the following documents relating to SPSF:

(i)	Partnership Registration of Standard Pacific of South Florida (formerly known as The Westbrooke Partnership), filed on January 20, 1998 with the Florida Department of State, as amended June 23, 1998, December 17, 2002, May 20, 2003, May 23, 2003, May 10, 2004, April 5, 2005 and February 28, 2006;

(ii)	Second Amended and Restated Partnership Agreement of Westbrooke Homes (now known as Standard Pacific of South Florida), dated as of December 31, 2002, by and between HWB Investments, Inc., a Delaware corporation, and Westbrooke Companies, Inc. (now known as Standard Pacific of South Florida GP, Inc.), a Delaware corporation;

(iii)	Certificate of Status with respect to Standard Pacific of South Florida, certifying as to the status and existence of Standard Pacific of South Florida issued by the Florida Department of State, dated July 31, 2013; and

(iv)	Good Standing Certificate of each of HWB Investments, Inc. and Standard Pacific of South Florida GP, Inc. issued by the Delaware Secretary of State, dated August 2, 2013;

C.	the following documents relating to SPT:

(i)	Partnership Registration Statement of Standard Pacific of Tampa (formerly known as Westfield Homes of Florida) filed with the Florida Department of State on December 30, 2002, as amended May 21, 2003, March 27, 2006 and December 23, 2010;

(ii)	General Partnership Agreement of Westfield Homes of Florida (now known as Standard Pacific of Tampa), dated as of August 13, 2002, by and between Westfield Homes USA, Inc., a Delaware corporation, and Westfield Homes of Florida, Inc. (now known as Standard Pacific of Tampa GP, Inc.), a Delaware corporation;

Board of Directors

Standard Pacific Corp.

(iii)	Certificate of Status with respect to Standard Pacific of Tampa, certifying as to the status and existence of Standard Pacific of Tampa issued by the Florida Department of State, dated July 31, 2013; and

(iv)	Good Standing Certificate of each of Westfield Homes USA, Inc. and Standard Pacific of Tampa GP, Inc. issued by the Delaware Secretary of State, dated August 2, 2013; and

D.	Secretary Certificate of each of the Managing Partners of SPSF and SPT as to the organizational documents of each such entity, adoption of resolutions, and the incumbency of its officers (the “Officers’ Certificate”).

In giving the opinions hereinafter expressed, we have relied only upon our examination of the documents, instruments and certificates enumerated above, and in our examination of the foregoing, we have assumed, without inquiry, the following:

(a)	the genuineness of all signatures;

(b)	the completeness and authenticity of all documents submitted to us as originals;

(c)	the conformity to originals of all documents submitted to us as copies, and the authenticity of all such originals; and

(d)	the legal capacity and competence of all natural persons;

As to questions of fact on which our opinions are based, we have relied, without independent verification of the accuracy or completeness thereof, solely upon (i) the representations and warranties of the Company contained in the Indenture, (ii) the information set forth in the governing documents of the Guarantors enumerated above, and (iii) the statements and representations set forth in the certificates referred to above and in certificates of public officials.

Our opinions set forth herein are limited to the laws of the State of Florida.

1. Each of the Guarantors is a validly existing and registered general partnership, and its status is Active under the laws of the State of Florida.

2. Each Guarantor has the partnership power to execute and deliver the Twentieth Supplemental Indenture (and its guarantee included therein) and to perform its respective obligations thereunder.

3. The execution, delivery and performance by each of the Guarantors of the Twentieth Supplemental Indenture (and its guarantee included therein) have been duly authorized by all necessary partnership action on the part of each of the Guarantors.

Board of Directors

Standard Pacific Corp.

4. The Twentieth Supplemental Indenture has been duly executed and delivered by each of the Guarantors.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations promulgated pursuant to the Act.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

By:	/s/ Adam J. Buss
Adam J. Buss, Partner